Exhibit 16.1

June 30, 2010

Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen:

The firm of Gately & Associates, LLC was previously principal accountant for Expedite 5, Inc. (the "Company") and reported on the financial statements of the Company for the years ended September 30, 2009 and 2008.  Effective June 30th, we were dismissed by the Company as principal accountants.  We have read the Company's statements included under Item 4.01 of its Form 8-K related to events taking place on June 30, 2010 and we agree with such statements contained therein.

Sincerely,

/s/ Gately & Associates LLC
by J. Gately